Exhibit 10.13

Amendments to
Change-In-Control Agreements
with Seven Executive Officers

Form of Amendments to Change-in-Control Agreements made with the following Executive Officers of Cullen/Frost Bankers, Inc.

1.	Robert A. Berman
2.	Paul H. Bracher
3.	Patrick B. Frost
4.	Phillip D. Green
5.	William L. Perotti
6.	Jerry Salinas
7.	Carol Severyn

All of the above amendments to agreements are substantially identical in all material respects, except as to the dates of the agreements and the parties thereto.

AMENDMENT
TO CULLEN/FROST BANKERS, INC.
EXECUTIVE SEVERANCE AGREEMENT

WHEREAS, Cullen/Frost Bankers, Inc. (the “Company”) and [NAME] (the “Executive”) entered into an Executive Severance Agreement, dated [MONTH] [DAY], [YEAR] (the “Agreement”);

WHEREAS, the Company and the Executive have agreed to amend the Agreement, effective as of [MONTH] [DAY], [YEAR] (the “Effective Date”) to eliminate the provisions of the Agreement providing for gross up of excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) and to provide for cutback of amounts under the Plan so that payments to an individual do not exceed the safe harbor amount under Section 280G of the Code if such cutback would put the Executive in a net better after-tax position than paying the excise tax.

NOW THEREFORE, in consideration the Executive’s continued employment with the Company and for other good and valuable consideration, the receipt of which is hereby acknowledged, effective as the Effective Date Article 5 is amended in its entirety to read as follows:

Article 5. Treatment of Parachute Payments

5.1    280G Net-Better Cut Back. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that (i) any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), and (ii) the reduction of the amounts payable to Executive under this Agreement to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”) would provide the Executive with a greater after tax amount than if such amounts were not reduced, then the amounts payable to Executive under this Agreement shall be reduced (but not below zero) to the Safe Harbor Cap. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments under Section 3.3(a), then the payments under Section 3.3(b), then the benefits under Section 3.3(d) and then the accelerated vesting under Section 3.3(e), unless an alternative method of reduction is elected by Executive. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a greater after tax result to Executive, no amounts payable under this Agreement shall be reduced pursuant to this provision.

5.2    Determination by Accounting Firm. All determinations required to be made under this Article 5 shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company. Notwithstanding the foregoing, in the event (i) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). If payments are reduced to the Safe Harbor Cap, the Accounting Firm shall provide a reasonable opinion to Executive that he or she is not required to report any Excise Tax on his or her federal income tax return. All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish Executive with a written opinion to such effect. The determination by the Accounting Firm shall be binding upon the Company and Executive (except as provided in Section 5.3 below).
5.3    Subsequent Recalculation. In the event the Internal Revenue Service adjusts the computation of the Company under Section 5.2 herein so that the Executive did not receive the greatest net benefit, the Company shall reimburse the Executive for the full amount necessary to make the Executive whole, plus a market rate of interest, as determined by the Committee, within 30 days after such adjustment.

IN WITNESS WHEREOF, the Company and the Executive have caused this amendment to be executed by its duly authorized officers as of the Effective Date.

CULLEN/FROST BANKERS, INC.
___________________________________
[NAME AND TITLE OF CULLEN/FROST SIGNATORY]

AGREED AND ACKNOWLEDGED

__________________________________
[NAME]